UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: August 12, 2008
(Date of earliest event reported)
LOUD TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Washington	0-26524	91-1432133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
16220 Wood-Red Road, N.E.
Woodinville, Washington 98072
(425) 487-4333
(Address of principal executive offices)
(Zip Code)
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
Resignation of Mr. Engen
On August 18, 2008, Loud Technologies Inc. (the “Company”) entered into a separation agreement with James T. Engen pursuant to which the parties set forth the terms of Mr. Engen’s departure from the Company. As set forth in the separation agreement, Mr. Engen resigned from his positions as Chairman, President and Chief Executive Officer of the Company effective as of August 15, 2008. Under the separation agreement, the Company will pay Mr. Engen: (1) an amount equal to one year’s salary, or $350,000 over the course of the next 12 months, (2) $1,187 per month of Mr. Engen’s COBRA payments until the earlier of the date Mr. Engen receives health benefits from another employer or the 12-month anniversary of the separation agreement, and (3) $29,167 per month for three months for consulting services provided by Mr. Engen to assist the Company’s transition. In return, Mr. Engen has released all claims against the Company and committed to 12-month non-compete and non-solicit obligations. The separation agreement does not address Mr. Engen’s stock options, which shall vest and/or terminate pursuant to their terms.
The summary above does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the separation agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by this reference.
Appointment of Mr. Olson
On August 14, 2008, the Company entered into a letter agreement with Rodney E. Olson setting forth the terms of his employment as Chairman and Chief Executive Officer of the Company. Mr. Olson’s appointment is effective as of August 25, 2008. Under the terms of the letter agreement, the Company will pay Mr. Olson: (1) an annual salary of $375,000, (2) an annual bonus equal to up to 50% of Mr. Olson’s annual salary, and (3) relocation costs not to exceed $175,000. In addition, Mr. Olson will have the opportunity to participate in the Company’s stock option plan, with the amount of such equity awards as yet to be determined by the Company’s Board of Directors. Mr. Olson’s vacation and benefits package will be the same as the other senior executives of the Company.
In the event Mr. Olson’s employment is terminated by the Company without “cause” (as defined in the Company’s stock option plan), then, subject to a release of claims by Mr. Olson, he will be entitled to receive: (1) a salary continuation for 12 months or until other employment is secured (the “Severance Payment Period”), and (2) continued medical and dental coverage through the Severance Payment Period.
Mr. Olson’s equity incentive agreement will include a non-compete period equal to either; (1) the Severance Payment Period, in the event his employment is terminated by the Company without “cause”, or (2) 12 months, in the event he resigns or his employment is terminated by the Company for “cause”.
The summary above does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the letter agreement, which is filed as Exhibit 10.2 hereto and incorporated herein by this reference.
Mr. Olson is 53. He has no family relationships with any director or executive officer of the Company or with any person chosen by the Company to become a director or executive officer. Other than the letter agreement, Mr. Olson is not a party to any transaction with the Company.
Mr. Olson joins the Company after a decade with Cardinal Brands, a Kansas-based $170 million office products company, where he served as Chief Financial Officer, President and, most recently, Chief Executive Officer for the past two years. Prior to his time at Cardinal Brands, Mr. Olson served as Chief Financial Officer at Sabreliner Corporation, a $250 million aviation company, where he led its mergers and acquisitions activity.
ITEM 9.01. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.
(d)      Exhibits

Exhibit No.	Description

10.1	Separation Agreement by and between the Company and Mr. James T. Engen, dated August 18, 2008.

10.2	Letter Agreement by and between the Company and Mr. Rodney E. Olson, dated August 14, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 18, 2008

LOUD TECHNOLOGIES INC.

By:	/s/ James Stewart

Name:	James Stewart
Title:	Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement by and between the Company and Mr. James T. Engen, dated August 18, 2008.

10.2	Letter Agreement by and between the Company and Mr. Rodney E. Olson, dated August 14, 2008.